EXHIBIT A(4)
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                      COMSTOCK PARTNERS STRATEGY FUND, INC.
                              ARTICLES OF AMENDMENT

          Comstock Partners Strategy Fund, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The Articles of Amendment and Restatement of the Corporation are amended by deleting ARTICLE II and inserting in lieu thereof the following:

                                   ARTICLE II

                                      NAME

          The name of the Corporation is Comstock Partners Funds, Inc.

          SECOND: The Charter of the Corporation, as heretofore amended, is further amended by redesignating all of the issued and unissued shares of the Corporation's Class A Common Stock, Class C Common Stock and Common Stock that has not been further designated, respectively, as Class A Common Stock, Class C Common Stock and Class O Common Stock, respectively, of the Comstock Partners Strategy Fund series of the Corporation. Subsequent to such redesignation, the Common Stock of the Corporation is classified as follows:

     Designation                                           Number of Shares
     -----------                                           ----------------

      Comstock Partners Strategy Fund Class A Common Stock    150,000,000

      Comstock Partners Strategy Fund Class C Common Stock    200,000,000

      Comstock Partners Strategy Fund Class O Common Stock    150,000,000

          THIRD: The foregoing amendments to the Charter of the Corporation were approved by a majority of the entire board of directors at a meeting duly convened and held on January 30, 1996.

          FOURTH: The foregoing amendments to the Charter of the Corporation are limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by stockholders.

          FIFTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

          IN WITNESS WHEREOF, Comstock Partners Strategy Fund, Inc. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles of Amendment are the act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.

                                         COMSTOCK PARTNERS STRATEGY FUND, INC.

WITNESS: William T. Hottenstein               By: Stanley D. Salvigsen
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Name: /s/William T. Hottenstein               Name: /s/ Stanley D. Salvigsen
Title:  Secretary                                      Title: Chairman